Exhibit 10.3

Agreement

between

The Royal Bank of Scotland plc acting as agent for National Westminster Bank Plc

and

Alderley Urban Investments Limited

THIS IS AN IMPORTANT DOCUMENT. YOU SHOULD TAKE INDEPENDENT LEGAL ADVICE BEFORE SIGNING AND SIGN ONLY IF YOU WANT TO BE LEGALLY BOUND.

THIS AGREEMENT is made between:-

(1)                        Alderley Urban Investments Limited; and

(2)                        The Royal Bank of Scotland plc (“RBS”) acting as agent for National Westminster Bank Plc.

By which it is agreed as follows:-

1                                         PURPOSE, DEFINITIONS AND INTERPRETATION

1.1                            This Agreement sets out the terms and conditions upon and subject to which the Bank agrees to make available to the Borrower a loan of £8,000,000 to assist with the purchase of the Property.

1.2                            In this Agreement unless the context otherwise requires:-

“Bank” means National Westminster Bank Plc, which is the lender under this Agreement and the “Bank” means its successors and assigns.

“Bank Office” means the office of RBS acting as agent for the Bank at 6th Floor, 1 Spinningfields Square, Manchester M3 3AP or such other office/address as the Bank may notify to the Borrower from time to time.

“Borrower” means Alderley Urban Investments Limited (Company Number 3132053).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

“Event of Default” means any of the events described in Clause 13.

“GAAP” means generally accepted accounting practice in the United Kingdom.

“Guarantee” means the Original Guarantee or each guarantee duly executed by the Guarantor in favour of the Bank pursuant to paragraph (n) of Clause 13.

“Guarantor” means Manchester United Limited (Company Number 02570509).

“Interest Period” means each period for the calculation of interest ascertained pursuant to Clause 3.

“Lease” means all leases and licences of the Property from time to time.

“LIBOR” means the rate at which Sterling deposits of comparable amount to the Loan and for the relevant Interest Period are quoted by the Bank to leading banks in the London Interbank Market at or about 11 a.m. on the first day of such Interest Period.

“Loan” means £8,000,000 or (as the context may require) the principal amount owing to the Bank under this Agreement at any relevant time.

“Mandatory Costs” means such costs (in relation to the Loan) as the Bank determines are necessary to compensate the Bank for complying with any reserve asset and/or special deposit or liquidity requirements (or other requirements having the same or similar purpose) of the Bank of England, the Financial Services Authority (or any successor or other similar regulatory authority) including a requirement for the payment of any fees to the Financial Services Authority (whether or not any such requirements have the force of law).

“Material Adverse Effect” means a material adverse effect on the business or assets (relating to the Property only) or the financial condition of the Borrower or on its ability to perform fully its obligations under this Agreement or under any security provided pursuant to Clause 12.

“Original Guarantee” means the interest and repayment shortfall guarantee, dated on or about the date of the Agreement, granted by the Guarantor to the Bank.

“Property” means Manchester International Freight Terminal, Trafford Park, Manchester.

“Rental Account means the account of the Borrower with the Bank sort code 01-10-01 and account number 40854760.

“Subsidiary” shall have the meaning ascribed to it in Section 736 of the Companies Act 1985.

1.3         Headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa.

2                                         DRAWING OF THE LOAN

2.1                            The Loan shall be drawn in one amount following receipt by the Bank at the Bank Office of a notice specifying the required date of drawdown which must be a Business Day and the duration of the first Interest Period. Such notice must be received not later than 11 a.m. on the drawdown date.

2.2                            The Loan shall be distributed in accordance with the Borrower’s instructions.

2.3                            In the event of the Loan not being drawn within 3 months from the date this Agreement is signed on behalf of the Bank, the Bank shall be entitled to cancel this Agreement.

3                                         INTEREST PERIODS

3.1                            The first Interest Period shall begin on the date on which the Loan is drawn and each subsequent Interest Period shall begin on the expiry of the preceding Interest Period with the final Interest Period ending on the date on which the Loan is repaid in full.

3.2                            Interest Periods shall be of successive three months’ duration subject to the proviso that each date on which a repayment instalment falls to be paid pursuant to Clause 6.1 must coincide with the expiry date of an Interest Period.

3.3                            If an Interest Period should end on a day which is not a Business Day such Interest Period shall be extended to the next Business Day unless the next Business Day is in the following calendar month in which case the Interest Period shall end on the preceding Business Day. The dates on which a repayment instalment falls to be paid pursuant to Clause 6.1 shall adjust in the same manner.

4                                         INTEREST

4.1                            The Borrower shall, in respect of each Interest Period, pay to the Bank interest at a percentage rate per annum equal to the aggregate of:-

(a)                          1% above LIBOR; and

(b)                         Mandatory Costs. A certificate by the Bank as to the amount of such cost shall be conclusive in the absence of manifest error.

4.2                            Interest shall be calculated on a day to day basis on a year of 365 days and shall be paid on the last day of each Interest Period (except where an Interest Period of more than six months is agreed by the Bank in which case interest shall be paid six monthly and on expiry of the relevant Interest Period) and on final repayment of the Loan. Any interest unpaid when payable shall be compounded.

4.3                            At any time after an Event of Default has occurred, which has not been waived or remedied, the Bank shall be entitled to charge interest at a rate equal to the aggregate of 2% per annum above LIBOR and Mandatory Costs on the Loan up to the earlier of (i) the date on which the Bank notifies the Borrower in writing that it is satisfied that such Event of Default has been remedied provided that the Bank shall be obliged to issue such a notice promptly after it is aware that such Event of Default has been remedied and (ii) the date on which the Loan is repaid and any other amounts outstanding under this Agreement have been paid in full. Interest shall be payable at the rate both before and after demand, court decree or judgment.

4.4

(a)                  If the Bank is unable (whether due to any change in operation or structure of the London Interbank Market or any other reason) to quote a LIBOR rate, the Borrower shall, in respect of each Interest Period, pay to the Bank interest at a percentage rate per annum equal to the aggregate of:-

(i)                                       1% per annum above the rate representing the cost to the Bank of funding the Loan from whatever source it may reasonably select; and

(ii)                                     Mandatory Costs

The Bank shall promptly notify the Borrower of any such circumstances and the rate to apply.

(b)                 The Bank and the Borrower may upon receipt by the Borrower of any notification issued in terms of this Clause, enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the Loan. Any alternative basis agreed shall be effective from the first day following the expiry of the current Interest Period.

(c)                  If the Bank and the Borrower are unable to agree an alternative basis for determining the rate of interest and/or funding for the Loan, the Bank may continue to charge interest on the Loan at the rate detailed in Clause 4.4(a).

5                                 INCREASED COSTS

5.1                            If by reason of (i) the introduction of or any change in law or its interpretation or administration and/or (ii) compliance with any request or requirement of any central bank or other fiscal, monetary or other authority (including without limitation, a request or requirement which affects the manner in which the Bank allocates capital resources to its obligations hereunder):-

(a)                          the Bank incurs a cost as a result of entering into this Agreement performing its obligations and/or assuming or maintaining its commitment hereunder and/or making the Loan available; or

(b)                         the Bank is unable to obtain the rate of return on its overall capital which it would have been able to achieve but for its entering into this Agreement, performing its obligations and/or assuming or maintaining its commitment hereunder and/or making the Loan available; or

(c)                          there is any increase in the cost to the Bank of funding or maintaining all or any of the advances comprised in a class of advances formed by or including the Loan; or

(d)                         the Bank incurs a cost as a result of its having made the Loan available or the Bank becomes liable to make any payment on account of tax or otherwise (other than a tax imposed on its overall net income) on or calculated by reference to the amount of the Loan and/or any sum received or receivable by it hereunder, or any liability in respect of any such payment is imposed, levied or assessed against the Bank then the Borrower shall from time to time within three Business Days of a demand by the Bank, pay to the Bank amounts sufficient to indemnify the Bank against, as the case may be, (i) such costs, (ii) such reduction in the rate of return (or such proportion of such reduction as is in the opinion of the Bank attributable to its obligations hereunder), (iii) such increased costs (or such proportion of such increased costs as is in the opinion of the Bank attributable to its funding the Loan), or (iv) such cost or liability (or such proportion thereof as is in the opinion of the Bank attributable to making the Loan available).

5.2                            If the Bank makes a claim pursuant to Clause 5.1 it shall promptly after it becomes aware of the circumstances giving rise to such claim deliver to the Borrower a certificate to that effect setting out in reasonable detail the basis of such claim. This certificate shall be conclusive in the absence of manifest error.

5.3                            Clause 5.1 shall not apply to the extent an increased cost is:

(a)                           compensated for by the payment of a Mandatory Cost; or

(b)                          compensated for by an increased payment under clause 7.4; or

(c)                           attributable to the wilful breach by the Bank of any law or regulation.

6                                 REPAYMENT AND PREPAYMENT

6.1                            The Borrower shall make quarterly repayment instalments of the Loan commencing 7 October 2008 and on each of 7 January, 7 April, 7 July and 7 October in each year thereafter (subject to Clause 3.3) as follows:-

Repayment instalment	Amount of each instalment

1-4	£71,750

5-8	£76,250

9-12	£80,750

13-16	£85,750

17-20	£91,000

21-24	£96,500

25-28	£102,250

29-32	£108,500

33-36	£115,250

37-39	£122,250

40	£122,250 plus such amount as is necessary, to repay the Loan, all interest thereon plus any other sums due by the Borrower under this Agreement

6.2                            The Borrower may, by notice to be received by the Bank at the Bank Office not later than 11 a.m. five Business Days (or such shorter period as the Bank may agree) before the date intended for such prepayment (together with, if such date is not the last day of an Interest Period, any amount payable under Clause 6.3), prepay the Loan or part thereof (this part to be £50,000 or an integral multiple thereof). This notice shall be unconditional and irrevocable.

6.3                            In the event of any repayment or prepayment of the Loan or part thereof being made:

(a)                             other than as stated in Clauses 6.1; or

(b)                            under Clause 6.2 other than on the last day of any Interest Period,

(including any repayment or prepayment following the occurrence of an Event of Default) the Borrower shall indemnify the Bank against any funding or other cost, loss (excluding loss of margin) liability or expense which the Bank shall certify as sustained or incurred by it as a consequence of the repayment or prepayment. This will include, without limitation, an additional amount calculated by reference to LIBOR, to compensate the Bank for the loss (if any) the Bank may incur in replacing the repaid funds in the market for the remainder of the Interest Period and will be net of any gain (if any) the Bank obtains in such a case.

6.4                            In the event of a repayment of the whole of the Loan on a refinancing via another financial institution, a fee of an amount equal to 0.25% of the principal amount so repaid shall be payable by the Borrower to the Bank on the date of such repayment.

6.5                            Any prepayment made under Clause 6.2 shall be applied against the outstanding instalments under Clause 6.1 pro rata.

6.6                            No amount repaid or prepaid may be redrawn under this Agreement.

7                                         PAYMENTS

7.1                            All payments to be made by the Borrower under this Agreement shall be made to the Bank on the due date.

7.2                            If any payment should become due on a day which is not a Business Day the due date for such payment shall be extended to the next Business Day unless the next Business Day is in the following calendar month in which case the due date shall be the preceding Business Day.

7.3                            The Bank shall be entitled to debit the interest and any other amounts payable by the Borrower under this Agreement including any unpaid fees and expenses to the Rental Account.

7.4                            All payments to be made by the Borrower under this Agreement shall be made without any deduction or withholding (whether in respect of set-off, counterclaim, duties, taxes, charges or otherwise) unless the Borrower is required by law to make any such deduction or withholding in which case the Borrower will pay to the Bank such additional sums to the extent necessary to ensure that the Bank receives on the due date a sum equal to the sum which it would have received had there been no such deduction or withholding.

8                                         CONDITIONS PRECEDENT

8.1                            The Bank shall be under no obligation to make the Loan available until it has received the following and is satisfied with the same:-

(a)                  the duplicate of this Agreement signed on behalf of the Borrower.

(b)                 a certified copy of the Resolution of the Board of Directors of the Borrower approving the transaction contemplated by this Agreement and authorising a specified person to sign this Agreement and any documents required under this Agreement on behalf of the Borrower.

(c)                  a certified copy of the Resolution of the Board of Directors of the Guarantor approving the transaction contemplated by this Agreement and authorising a specified person to sign this Agreement and any documents required under this Agreement on behalf of the Guarantor.

(d)                 a Bank instructed and addressed professional valuation of the Property in form and substance acceptable to the Bank (and the Bank confirms that it has already received this in form and substance acceptable to it).

(e)                  a report on title addressed to the Bank in respect of the Property (and the Bank confirms that it has already received this in form and substance acceptable to it).

(f)                    the documentation / information required from the Borrower to enable the Bank to comply with its account opening / ‘know your customer’ obligations / requirements in relation to the Borrower (and the Bank confirms that it has already received this in form and substance acceptable to it).

8.2                            The Bank shall furthermore not be obliged to make the Loan available unless the following conditions are satisfied on the date on which the Loan is drawn:-

(a)                                   the insurance referred to in Clause 10.10 has been effected to the satisfaction of the Bank.

(b)                                  any new security to be granted in terms of Clause 12 is completed to the Bank’s satisfaction.

(c)                                  no Event of Default (or event which with the giving of notice, lapse of time or other conditions may constitute an Event of Default) has occurred and is continuing or would result from the drawdown of the Loan.

(d)                     the representations and warranties in Clause 9 are true with respect to the facts and circumstances then existing.

9                                         REPRESENTATIONS AND WARRANTIES

9.1                            The Borrower represents and warrants (save as disclosed to the Bank in writing and agreed by the Bank in writing or as set out in the report on title or the valuation referred to in Clause 8.1 above that:-

Status

(a)                          it is duly incorporated and validly existing and has power to own its property and assets and carry on its business as presently conducted;

Powers and Authority

(b)                         it has power to execute, deliver and perform its obligations under this Agreement and under any security provided by it pursuant to Clause 12, all necessary corporate, shareholder or other action has been taken to authorise the execution, delivery and performance of this Agreement and of any security provided, and no limitation of its powers or the powers of its Directors shall be exceeded as a result of the drawdown of the Loan;

Legal Validity

(c)                          this Agreement and any security provided by it pursuant to Clause 12 constitute legal, valid and binding obligations on it;

Non-Conflict

(d)                         the entry into and performance of the terms and conditions of this Agreement and of any security provided by it pursuant to Clause 12 do not and shall not contravene or conflict with (i) its memorandum and articles of association, (ii) any law, statute, regulation or other instrument binding on it or any of its assets, or (iii) any agreement or document to which it is a party or is binding on it or any of its assets to the extent that such conflict would have or would be reasonably likely to have a Material Adverse Effect;

Authorisations and Compliance

(e)                           it and its Subsidiaries hold and are in compliance with (i) all necessary certificates, licences, permits, consents or other authorisations and (ii) all applicable laws and regulations or other legal requirements in each case required for the Borrower and its Subsidiaries (if any) to conduct their businesses in the ordinary course to the extent that any non-compliance would have or would be reasonably likely to have a Material Adverse Effect;

Accounts

(f)                             its latest audited financial statements as provided to the Bank have been prepared in accordance with GAAP and give a true and fair view of its financial condition;

Litigation

(g)                          no litigation, arbitration or administrative proceeding is taking place (including without limitation any action under any environmental law or regulation), pending or to the knowledge of its officers threatened against it or its Subsidiaries or any part of their undertaking, assets or revenues which would have or would be reasonably likely to have a Material Adverse Effect;

Encumbrances

(h)                          no charges or other encumbrances in the nature of a security interest exist on the Property other than any charges or encumbrances in favour of the Bank;

Centre of Main Interests

(i)                              the centre of main interests of the Borrower is situated in the United Kingdom and the Borrower does not have an establishment outside of the United Kingdom;

Environment

(j)                              it and its Subsidiaries (i) are in compliance with all applicable environmental laws, regulations and practices and (ii) have not previously conducted nor are currently conducting their business in any manner which could form the basis of any environmental claim against them in each case to the extent that a failure would have or would be reasonably likely to have a Material Adverse Effect; and

No Default

(k)                           no Event of Default has occurred.

Repetition

9.2                            The representations and warranties contained in paragraphs (a) to (d), (f) and (i) of Clause 9.1 shall survive the signing of this Agreement and shall be deemed repeated on the date on which the Loan is drawn and on each date on which interest is payable.

10                          UNDERTAKINGS

10.1                      The undertakings in this Clause 10 shall remain in force until the Loan has been repaid in full.

Use of Loan

10.2                      The Borrower shall use the Loan for the purpose specified in Clause 1.1.

Financial Information

10.3

(a)                  The Borrower shall supply to the Bank:-

(i)                             as soon as they become available but in any event within 120 days after the end of its financial year the audited financial statements of the Borrower for that year;

(ii)                          promptly all notices or other documents required by law to be sent by the Borrower to its shareholders and/or its creditors generally; and

(iii)                       promptly such further information in the possession of the Borrower regarding the financial condition and operations of the Borrower as the Bank may reasonably request.

(b)                 The Borrower undertakes to ensure that all accounts and other financial information submitted to the Bank pursuant to Clause 10.3(a) are prepared consistently and in accordance with GAAP.

Notification of Default

10.4                      The Borrower shall notify the Bank of any Event of Default immediately upon becoming aware of its occurrence.

Negative Pledge

10.5                      The Borrower shall not create nor permit to subsist any charge, lien or other encumbrance in the nature of a security interest (except a lien arising by the operation of law in the ordinary course of business) on the whole or any part of the Property except with the prior written consent of the Bank.

Material Change in Business

10.6                      The Borrower shall not, nor shall it permit any of its Subsidiaries to, make or threaten to make any material change in the nature of its business as presently conducted except with the prior written consent of the Bank.

Disposal of Assets

10.7                      The Borrower shall not sell, transfer, lease (or where a lease is already in existence, consent to the lease being assigned except where such consent may not be unreasonably withheld under the terms of the relevant lease) or otherwise dispose of all or a substantial part of the Property except with the prior written consent of the Bank provided that the grant of and the acceptance of surrenders of licences, leases or other occupational rights in the ordinary course of business in respect of the Property shall be permitted.

Valuations

10.8                      The Borrower authorises the Bank on one occasion only and not earlier than 31 March 2013 to obtain an up to date independent professional valuation of the Property from a valuer/surveyor acceptable to the Bank following consultation with the Borrower and the Borrower shall meet the cost of any valuations obtained by the Bank.

Hedging

10.9                      The Borrower shall ensure that an interest rate hedging instrument(s) acceptable to the Bank for 100% of the Loan is entered into and maintained.

Insurance and Repair / Maintenance

10.10                The Borrower shall:-

(a)                          keep the Property fully insured against fire and other reasonable risks (including, if required by the Bank, terrorism cover) for its full reinstatement value with an insurer acceptable to the Bank and when called upon to do so produce to the Bank the relative policy (or where the Bank agrees a copy of it) and premium receipts;

(b)                         effect and maintain such insurance over its assets and business (if any) in such manner and to such extent as is reasonable and customary for a business engaged in the same or a similar activity and the same or similar localities to the Borrower;

(c)                          comply with all applicable fire, health and safety laws and regulations in respect of the Property to the extent that a failure would have or would be reasonably likely to have a Material Adverse Effect; and

(d)                         maintain the Property in good and sufficient repair, permit after seven days clear notice in writing the Bank or its agents to enter the Property to examine its condition and make good any defects / undertake any repairs within such reasonable period as the Bank may require to the extent that a failure would have or would be reasonably likely to have a Material Adverse Effect.

Compliance with the above shall constitute due compliance with the corresponding provisions of any security held in terms of this Agreement,

Environment

10.11                The Borrower shall, and shall procure that each of its Subsidiaries shall:-

(a)                          comply with any applicable environmental laws, regulations or practices;

(b)                         conduct its business in a manner which cannot form the basis of an environmental claim against it; and

(c)                          promptly notify the Bank of any breach of any environmental law, regulation or practice or any licence, permit, consent or other authorisation held and remedy at the Borrower’s expense any such breach as soon as reasonably practicable by the use of best available techniques not entailing excessive cost, in each case to the extent that a failure would have or would be reasonably likely to have a Material Adverse Effect.

Authorisations and Compliance

10.12                The Borrower shall, and shall procure that each of its Subsidiaries shall:-

(a)                          comply with and retain all licences, permits, consents or other authorisations held and comply with any applicable laws, regulations or other legal requirements required for it to conduct its business in the ordinary course to the extent that any non-compliance would have or would be reasonably likely to have a Material Adverse Effect; and

(b)                         promptly notify the Bank of any breach of this clause and remedy such breach as soon as reasonably practicable.

Post Drawdown Requirements

10.13                The Borrower shall ensure that any Condition Precedent in Clause 8 which the Bank agrees to defer until after drawdown is satisfied within the period specified by the Bank.

Illegality

10.14                The Borrower shall on receiving notice from the Bank repay the Loan either forthwith or on a future specified date together with interest accrued to the date of repayment and all other amounts payable under this Agreement by the Borrower if any change in or the introduction of any law, regulation, treaty, official directive or rule of any regulatory authority or organisation having jurisdiction or any change in the interpretation or application thereof should render it unlawful or a breach thereof for the Bank to make available, fund or maintain the Loan or to give effect to its obligations and exercise its rights contemplated by this Agreement.

‘Know Your Customer’ Requirements

10.15                The Borrower undertakes at all times to comply with the Bank’s account opening / ‘know your customer’ requirements / procedures and to promptly, on request, supply to the Bank (or procure the supply to the Bank of) such documentation / information as is required to enable the Bank to comply (or continue to comply) with these requirements / procedures.

Mandated Rental Income

10.16

(a)                  The Borrower shall ensure that all rental income receivable by the Borrower in the respect of any Lease is mandated to the Rental Account.

(b)                 The Borrower shall be permitted to withdraw amounts from the Rental Account with the consent of the Bank (not to be unreasonably withheld) if the balance of the Rental Account after such withdrawal would be sufficient to meet the next principal repayment and interest instalment due on the Loan.

11                                  PROPERTY COVENANT

Covenant

11.1                      The Borrower undertakes that, on each Testing Date:-

Loan: Property Value

the outstanding principal amount of the Loan expressed as a percentage of Property Value shall not exceed 85%.

Property Definitions

11.2                      For the purposes of Clause 11.1, the following definitions shall have the meanings shown opposite them:-

“Property Value” means the market value of the Property as evidenced by the most recent valuation(s) received by the Bank in accordance with Clause 10.8 .

“Testing Date” means each date on which an updated valuation of the Property is delivered to the Bank pursuant to Clause 10.8.

Computation

11.3                      If there is any dispute as to any computation under this Clause 11 or as to the interpretation of any of the relevant definitions in Clause 11.2, the decision of the Bank shall, in the absence of manifest error, be conclusive and binding on the Borrower.

Duration

11.4                      The property covenant set out in this Clause 11 shall remain in force until the Loan has been repaid in full.

12                                  SECURITY

12.1                      The obligations of the Borrower to the Bank under this Agreement shall be secured by:-

(a)               all existing security, if any, held by the Bank for the Borrower’s liabilities;

(b)              security in the Bank’s preferred form as follows:-

(i)                  a first legal charge over the Property; and

(ii)               the Guarantee; and

(c)               all future security which the Bank may from time to time hold for the Borrower’s liabilities.

12.2                      For the avoidance of doubt the Borrower acknowledges that all security held and to be held by the Bank shall unless the security document expressly states otherwise secure all the liabilities of the Borrower to the Bank of whatsoever nature.

13                                  EVENTS OF DEFAULT

13.1                      In the event that:-

Non Payment

(a)                  the Borrower fails to pay on the due date any amount payable under this Agreement (other than where the Borrower demonstrates to the satisfaction of the Bank that such failure is due to an administrative or technical payment error, in which case the Borrower shall have 7 Business Days from the due date to make such payment); or

Misrepresentation

(b)                 any representation or warranty made or repeated by the Borrower in this Agreement is or proves to have been incorrect in any material respect when made or repeated and, if the circumstances causing such misrepresentation are capable of remedy, the Borrower shall have failed to remedy such circumstances within 15 Business Days of the Bank giving notice to the Borrower requiring the Borrower to remedy the same; or

Breach of Other Obligations

(c)                  if:-

(i)                     the Borrower fails to comply with any provision of this Agreement or any provision of the security provided by it pursuant to Clause 12; or

(ii)                  the Guarantor fails to comply with any provision of the Guarantee,

and, where capable of remedy, such failure is not remedied to the reasonable satisfaction of the Bank within 15 Business Days of the Bank giving notice to the Borrower requiring the Borrower or the Guarantor to remedy the same; or

Cross-Default

(d)                 the Guarantor, the Borrower or any of its Subsidiaries default in the performance of any other agreement for borrowed monies so as to accelerate or render capable of acceleration the due date of repayment thereunder or such borrowed monies are not repaid in full on the due date or repayment of any such borrowed monies is due on demand and is not paid in full forthwith on such demand being made, provided that no event of default shall occur under this clause if the aggregate amount of borrowings is less than £2,000,000; or

Insolvency and Analogous Proceedings

(e)                  the Borrower or any of its Subsidiaries is unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 (other than section 123(2)) or the Borrower or any of its Subsidiaries otherwise becomes insolvent or suspends making payments to all or any class of its creditors or announces an intention to do so; or

(f)                    any distress, execution, attachment or other legal process affects the whole or a material part of the assets of the Borrower or any of its Subsidiaries and is not discharged within 21 days; or

(g)                 a receiver or similar officer is appointed of the whole or any part of the assets of the Borrower or any of its Subsidiaries; or the Borrower or any of its Subsidiaries requests any person to appoint such a receiver or similar officer or any other steps are taken to enforce any charge or other security over any of the property of the Borrower or any of its Subsidiaries or any analogous event takes place under another jurisdiction; or

(h)                 any order is made or any resolution is passed or a petition is presented or application is made or other steps are taken in any jurisdiction for:-

(i)                          the winding up, dissolution or liquidation of the Borrower or any of its Subsidiaries other than for the purpose of a reconstruction or amalgamation the terms of which have previously been approved by the Bank in writing; or

(ii)                       the making of an administration order or there is given to the Bank or any other person a notice (whether formal or informal) of intention to appoint an administrator or any such appointment is made in relation to the Borrower or any of its Subsidiaries save for any petition or other procedural step in relation to the appointment of a receiver, administrator, administrative receiver, compulsory manager or similar officer (but not excluding the actual appointment thereof) which is frivolous or vexatious or is discharged, stayed or dismissed within 21 days of commencement; or

Control

(i)                         control of the Borrower or any of its Subsidiaries passes without the consent of the Bank to any person, firm or company acting either individually or in concert; or

Security

(j)                        the Guarantor or other grantor of security serves notice to discontinue the security; or

Disposal of Property

(k)                     the Property is sold, transferred or otherwise disposed of (save in the case of the proceeds of such disposal being directed to the Bank in permanent reduction / repayment of the Loan); or

Guarantee Renewal

(l)                        within 30 days of the expiry date of a Guarantee that has not yet expired, the Guarantor fails to renew such Guarantee in accordance with clause 1.6 thereof (or any replacement clause) on the same terms as the Original Guarantee, with a tenure of 364 days from the anniversary of such expiry date of such Guarantee; or

Material Adverse Change

(m)                  any event occurs which in the opinion of the Bank (acting reasonably) is likely to have a Material Adverse Effect,

then in any such case and at any time thereafter while such event is continuing the Bank may by written notice to the Borrower declare the Loan, all interest accrued and all other sums payable by the Borrower under this Agreement to be immediately due and payable and/or terminate the obligations of the Bank under this Agreement, provided that the Bank shall not be entitled to issue such notice unless it has first given notice of the relevant events to the Guarantor and afforded the Guarantor 10 Business Days to remedy such default.

14                                  FEES AND EXPENSES

14.1                      The Borrower shall meet all costs, charges and expenses incurred (including the fees and expenses of any legal advisers whether directly employed by the Bank or who provide other services to the Bank) in connection with:-

(a)                   the preparation and execution of this Agreement;

(b)                  the constitution and discharge of the security detailed in Clause 12 and any further security granted in favour of the Bank pursuant to Clause 12;

(c)                   the occurrence of any Event of Default; and

(d)                  the enforcement or preservation of the Bank’s rights under this Agreement and any security held by the Bank in terms of Clause 12 (including but not limited to the expense of taking any step to enforce any of its rights or to communicate with the Borrower after any breach of the Agreement or any security held by the Bank in terms of Clause 12).

14.2                      The Borrower shall pay to the Bank an arrangement fee of £40,000 on the date which the Loan is drawn. No arrangement fee shall be payable if the Loan is not drawn.

15                                  NOTICES

15.1                      Every notice or other communication made under this Agreement shall unless otherwise stated be in writing (by way of letter or facsimile transmission) and shall be given:-

(a)                      in the case of the Borrower to its registered office; and

(b)                     in the case of the Bank to the Bank Office.

15.2                      Every notice or other communication shall be deemed to have been received:-

(a)                      in the case of a letter when delivered personally or two days after its posting by first class post; and

(b)                     in the case of a facsimile transmission when despatched.

16                                  MISCELLANEOUS

16.1                      The Borrower may not assign or transfer any of its rights or obligations under this Agreement.

16.2                      The Bank may assign all or any part of its rights or benefits under this Agreement to another bank or financial institution. The Bank must consult with the Borrower for no more than 5 Business Days before it may make an assignment or transfer in accordance with this Clause 16.2 unless such assignment or transfer is to an affiliate of the Bank or made at a time when an Event of Default is continuing. The Bank may disclose to a prospective assignee or to any other person who may propose entering into contractual relations with the Bank, or to any investor or potential investor in a securitisation (or similar transaction of broadly equivalent economic effect), in relation to this Agreement such information about the Borrower or the Bank’s rights or obligations under this Agreement, and any associated documentation (including any security), as the Bank shall consider appropriate.

16.3                      No delay or omission on the part of the Bank in exercising any of its rights powers or privileges under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right power or privilege preclude any other or further exercise thereof or the exercise of any other right power or privilege.

16.4                      In addition to any other rights to which it may be entitled, including rights under any security, the Bank may retain, set off or appropriate any credit balances in the name of the Borrower (whether current or not yet due) against the Borrower’s obligations to the Bank under this Agreement. The Bank may exercise any of these rights without prior notice both before and after demand and in so doing may convert to sterling at the prevailing market rate of exchange any balance which is in a currency other than sterling.

16.5                      If a change in a currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), this Agreement will be amended to the extent the Bank determines is necessary to reflect the change.

16.6                      If at any time any one or more of the provisions of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired.

16.7                      This Agreement supersedes all prior agreements, arrangements or correspondence between the Bank and the Borrower in relation to the Loan.

16.8                      RBS is authorised to act as the agent for the Bank in connection with the administration of the Loan and the Borrower agrees that RBS may act as agent for and on behalf of the Bank in the performance of administrative functions under this Agreement. Where actions require to be performed, consents given or notices given or received by the Bank hereunder they may, at the option of the Bank, be performed by RBS acting as agent for the Bank and for the purposes of this Agreement will be deemed to be actions of the Bank.

16.9                      This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

17                                       LAW

17.1                      This Agreement shall be governed by and construed in accordance with English law.

In Witness whereof this Agreement is executed by the duly authorised representatives of the Bank and the Borrower.

For and on behalf of RBS acting as agent for the Bank

Signature	/s/

Date	19/5/08

For and on behalf of the Borrower

Signature	/s/ Edward Woodward

Date	19/5/08